                                                                     EXHIBIT 2.1

                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                   PRIMENET SERVICES FOR THE INTERNET, INC.

                       PRIMENET ACQUISITION CORPORATION

                                      AND

                              GLOBALCENTER, INC.



                               December 31, 1996

                               TABLE OF CONTENTS

                                                                               Page

ARTICLE I -- THE MERGER.........................................................  1
 1.1   The Merger...............................................................  1
 1.2   Effective Time...........................................................  1
 1.3   Effect of the Merger.....................................................  2
 1.4   Certificate of Incorporation; Bylaws.....................................  2
 1.5   Directors................................................................  2
 1.6   Effect on Capital Stock..................................................  2
 1.7   Dissenting Shares........................................................  3
 1.8   Surrender of Certificates................................................  4
 1.9   No Further Ownership Rights in Company Stock.............................  5
1.10   Lost, Stolen or Destroyed Certificates...................................  5
1.11   Tax Consequences.........................................................  5
1.12   Taking of Necessary Action; Further Action...............................  5

ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF GLOBALCENTER....................  6
 2.1   Organization and Standing; Articles and Bylaws...........................  6
 2.2   Corporate Power..........................................................  6
 2.3   Subsidiaries.............................................................  6
 2.4   Capitalization...........................................................  6
 2.5   Authorization............................................................  6
 2.6   No Conflicts.............................................................  6
 2.7   Title to Properties; Liens and Encumbrances..............................  7
 2.8   Patent and Other Proprietary Rights......................................  7
 2.9   GlobalCenter Contracts...................................................  7
 2.10  Litigation...............................................................  8
 2.11  Taxes....................................................................  8
 2.12  Insurance................................................................  8
 2.13  Employee Benefit Plans...................................................  8
 2.14  Proprietary Information Agreements.......................................  8
 2.15  Registration Rights......................................................  9
 2.16  Governmental Consents....................................................  9
 2.17  Environmental and Safety Laws............................................  9
 2.18  Related Party Transactions...............................................  9
 2.19  Broker's and Finders' Fees...............................................  9
 2.20  Compliance with Other Instruments........................................  9
 2.21  Disclosure...............................................................  9
 2.22  Employees................................................................  9

                              TABLE OF CONTENTS
                                 (continued)

                                                                               Page
                                                                               ----

 2.23  Financial Statements..................................................... 10

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB.................................................................. 10
 3.1   Organization and Standing; Articles and Bylaws........................... 10
 3.2   Corporate Power.......................................................... 10
 3.3   Subsidiaries............................................................. 10
 3.4   Capitalization........................................................... 10
 3.5   Authorization............................................................ 11
 3.6   No Conflicts............................................................. 11
 3.7   Offering................................................................. 11
 3.8   Title to Properties; Liens and Encumbrances.............................. 11
 3.9   Patent and Other Proprietary Rights...................................... 11
 3.10  Contracts................................................................ 12
 3.11  Litigation............................................................... 12
 3.12  Taxes.................................................................... 13
 3.13  Insurance................................................................ 13
 3.14  Employee Benefit Plans................................................... 13
 3.15  Proprietary Information Agreements....................................... 13
 3.16  Registration Rights...................................................... 13
 3.17  Governmental Consents.................................................... 13
 3.18  Environmental and Safety Laws............................................ 14
 3.19  Related Party Transactions............................................... 14
 3.20  Broker's and Finders' Fees............................................... 14
 3.21  Compliance with Other Instruments........................................ 14
 3.22  Disclosure............................................................... 14
 3.23  Employees................................................................ 14
 3.24  Financial Statements..................................................... 15

ARTICLE IV -- CONDUCT PRIOR TO THE EFFECTIVE TIME............................... 15
 4.1   Conduct of Business of GlobalCenter...................................... 15
 4.2   No Solicitation by GlobalCenter.......................................... 17
 4.3   Conduct of Business of Primenet and Merger Sub........................... 17
 4.4   No Solicitation by Primenet.............................................. 19

ARTICLE V -- ADDITIONAL AGREEMENTS.............................................. 20
 5.1   Meeting of GlobalCenter Stockholders..................................... 20


                              TABLE OF CONTENTS
                                 (continued)
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
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                                                                               ----

 5.2   Access to Information.................................................... 20
 5.3   Expenses................................................................. 20
 5.4   Public Disclosure........................................................ 20
 5.5   Consents................................................................. 20
 5.6   Legal Requirements....................................................... 21
 5.7   Blue Sky Laws............................................................ 21
 5.8   Best Efforts; Additional Documents and Further Assurances................ 21
 5.9   Stock Options............................................................ 21
 5.10  FIRPTA Compliance........................................................ 22
 5.11  Indemnification.......................................................... 22

ARTICLE VI -- CONDITIONS TO THE MERGER.......................................... 22
 6.1   Conditions to Obligations of Each Party to Effect the Merger............. 22
 6.2   Additional Conditions to Obligations of GlobalCenter..................... 23
 6.3   Additional Conditions to the Obligations of Primenet and Merger Sub...... 24

ARTICLE VII -- SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
TERMINATION, AMENDMENT AND WAIVER............................................... 25
 7.1   Survival of Representations and Warranties............................... 25
 7.2   Termination.............................................................. 25
 7.3   Effect of Termination.................................................... 26
 7.4   Amendment................................................................ 26
 7.5   Extension; Waiver........................................................ 26
 7.6   Break-Up Fee............................................................. 26

ARTICLE VIII -- GENERAL PROVISIONS.............................................. 26
 8.1   Notices.................................................................. 26
 8.2   Interpretation........................................................... 27
 8.3   Counterparts............................................................. 27
 8.4   Miscellaneous............................................................ 27
 8.5   Governing Law............................................................ 28
 8.6   Attorneys' Fees.......................................................... 28

                        INDEX OF EXHIBITS AND SCHEDULES


Schedule/
Exhibit          Description
-------          -----------

Schedule 1.5     Initial Directors of Primenet
Schedule 1.6     Conversion of Stock
Schedule 2       GlobalCenter Disclosure Schedule
Schedule 3       Disclosure Schedule of Primenet and Merger Sub
Schedule 5.5-1   GlobalCenter Consents and Approvals to be Obtained
Schedule 5.5-2   Primenet or Merger Sub Consents and Approvals to be Obtained

Exhibit A        Merger Agreement
Exhibit B        Certificate of Incorporation of Surviving Corporation
Exhibit C        Bylaws of Surviving Corporation
Exhibit D        Certificate of Designations, Preferences and Rights of Series B
                 Convertible Preferred Stock of Primenet
Exhibit E        Form of Investment Representation Statement

                     AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of December 31, 1996 by and among Primenet Services for the Internet, Inc., a Delaware corporation ("Primenet"), Primenet Acquisition Corporation, a Delaware corporation ("Merger Sub"), and GlobalCenter, Inc., a Delaware corporation ("GlobalCenter").


                                    RECITALS

     A. The Boards of Directors of each of GlobalCenter, Primenet and Merger Sub believe it is in the best interests of each company and their respective stockholders that, subject to the terms and conditions set forth in this Agreement and the Agreement and Plan of Merger attached hereto as Exhibit A (the
                                                                  ---------
"Merger Agreement"), GlobalCenter and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into GlobalCenter (the "Merger") and, in furtherance thereof, have approved the Merger.

     B. Pursuant to the Merger, among other things, the outstanding shares of Common Stock of GlobalCenter ("Company Common Stock") shall be converted into shares of Common Stock of Primenet ("Primenet Common Stock") at the rate determined herein.

     C. Pursuant to the Merger, among other things, the outstanding shares of each series of Preferred Stock of GlobalCenter (collectively, "Company Preferred Stock") shall be converted into shares of Series B Preferred Stock of Primenet ("Primenet Series B Preferred Stock") at the rate determined herein.

     D. GlobalCenter, Primenet and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     E. The parties desire to structure the Merger in a manner intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Tax Code").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                   ARTICLE I
                                  THE MERGER

      1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and
          ----------
subject to and upon the terms and conditions of this Agreement and the laws of the State of Delaware, Merger Sub shall be merged with and into GlobalCenter, the separate corporate existence of Merger Sub shall cease, and GlobalCenter shall continue as the surviving corporation. GlobalCenter as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

      1.2 Effective Time.  As promptly as practicable after the satisfaction or
          --------------
waiver of the conditions set forth in Article VI hereof, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the laws of the State of Delaware (the time of the later such filing being the "Effective Time"). The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304, on the date of the Effective Time (the "Closing Date").

      1.3 Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in the applicable provisions of the laws of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of GlobalCenter and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of GlobalCenter and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4 Certificate of Incorporation; Bylaws.
          ------------------------------------

          (a) At the Effective Time, the Amended and Restated Certificate of Incorporation of GlobalCenter, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation (the "Certificate of Incorporation") until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that such Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in the form of Certificate of Incorporation of Surviving Corporation attached hereto as Exhibit B.
                                         ---------

          (b) At the Effective Time, the Bylaws of GlobalCenter, as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such Bylaws; provided, however, that such Bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as set forth in the form of Bylaws of Surviving Corporation attached hereto as

Exhibit C.
---------

      1.5 Directors.  The initial Board of Directors of Primenet shall consist
          ---------
of those individuals listed on Schedule 1.5 attached hereto.  All initial and
                               ------------
subsequent directors shall hold office in accordance with the Certificate of Incorporation and Bylaws of Primenet, and until their respective successors are duly elected or appointed and qualified.

      1.6 Effect on Capital Stock.  Subject to the terms and conditions of this
          -----------------------
Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, GlobalCenter or the holder of any of the following securities:

          (a) Conversion of Company Common Stock.  Each share of common stock,
              ----------------------------------
par value $0.001 per share, of GlobalCenter (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) hereof and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a) hereof) will be canceled and extinguished and be converted automatically into the right to receive shares of Primenet Common Stock in the amount set forth in
Schedule 1.6 (the "Common Stock Conversion Ratio"),
------------
upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8 hereof.

          (b) Conversion of Company Preferred Stock.  Each share of each series
              -------------------------------------
of Company Preferred Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 1.6(c) hereof and any Dissenting Shares as defined and to the extent provided in Section 1.7(a) hereof) will be canceled and extinguished and be converted automatically into the right to receive shares of Primenet Series B Preferred Stock in the amount set forth on Schedule 1.6 (the "Preferred Stock Conversion Ratio"), upon
             ------------
surrender of the certificate representing such share of Company Preferred Stock in the manner provided in Section 1.8 hereof.

          (c) Cancellation of Certain Company Stock.  Each share of Company
              -------------------------------------
Common Stock and Company Preferred Stock (together, "Company Stock") owned by Merger Sub, Primenet, GlobalCenter or any direct or indirect wholly owned subsidiary of Primenet or of GlobalCenter immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (d) Stock Options.  At the Effective Time, all options to purchase
              -------------
Company Common Stock then outstanding under GlobalCenter's 1996 Stock Option Plan (the "Company Stock Option Plan") shall be assumed by Primenet in accordance with Section 5.9 hereof.

          (e) Capital Stock of Merger Sub.  Each share of common stock, par
              ---------------------------
value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Merger Sub shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Adjustments to Common Stock Conversion Ratio and the Preferred
              --------------------------------------------------------------
Stock Conversion Ratio.  The Common Stock Conversion Ratio and the Preferred
----------------------
Stock Conversion Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Primenet Common Stock or Company Stock), reorganization, recapitalization or other like change with respect to Primenet Common Stock or Company Stock occurring after the date hereof and prior to the Effective Time.

          (g) Fractional Shares.  No fraction of a share of Primenet Common
              -----------------
Stock or Primenet Series B Preferred Stock (together, "Primenet Stock") will be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Stock or Company Preferred Stock who would otherwise be entitled to a fraction of a share of Primenet Stock (after aggregating all fractional shares of Primenet Stock to be received by such holder) shall be entitled to receive from Primenet cash payment in an amount equal to the product obtained by multiplying such fraction of a share by the applicable Conversion Ratio set forth for such class or series of shares on Schedule 1.6.
                                            -------------

      1.7 Dissenting Shares.
          -----------------

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares ("Dissenting Shares") of Company Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the laws of the State of Delaware and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights, shall not be converted into or represent a right to receive Primenet Stock pursuant to Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are granted by the laws of the State of Delaware.

          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Company Stock who demands appraisal of such shares under the laws of the State of Delaware shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's Company Stock shall automatically be converted into and represent only the right to receive Primenet Stock pursuant to Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares as set forth herein.

          (c) GlobalCenter shall give Primenet (i) prompt notice of any written demands for appraisal of any shares of Company Stock, withdrawals of such demands, and any other instruments served pursuant to the laws of the State of Delaware and received by GlobalCenter and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the laws of the State of Delaware. GlobalCenter shall not, except with the prior written consent of Primenet, voluntarily make any payment with respect to any demands for appraisal of Company Stock or offer to settle or settle any such demands. To the extent that there are sufficient funds held by GlobalCenter at the Closing, all payments with respect to Dissenting Shares shall be made out of funds of GlobalCenter, and no payments with respect to Dissenting Shares shall be made out of the funds of Primenet unless insufficient funds are available therefor out of the funds of GlobalCenter.

      1.8 Surrender of Certificates.
          -------------------------

          (a) Exchange Agent.  Prior to the Effective Time, Wilson Sonsini
              --------------
Goodrich & Rosati, Professional Corporation, shall be designated to act as exchange agent (the "Exchange Agent") in the Merger.

          (b) Primenet to Provide Common Stock and Preferred Stock.  At the
              ----------------------------------------------------
Effective Time, Primenet shall make available to the Exchange Agent for exchange in accordance with this Article I certificates representing the number of shares of Primenet Common Stock and Primenet Preferred Stock identified on Schedule 1.6
                                                                    ------------
hereto.

          (c) Exchange Procedures.  Prior to or promptly after the Effective
              -------------------
Time, GlobalCenter and/or the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares were converted into the right to receive shares of Primenet Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Primenet may specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of

Primenet Stock to which such holder is entitled pursuant to this Article I and the Merger Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Primenet, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Primenet Stock to which such holder is entitled pursuant to Section 1.6 and the Merger Agreement, based on the number of shares of Company Stock so surrendered. The Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Primenet Common Stock into which such shares of Company Common Stock shall have been so converted in accordance with Section 1.6.

          (d)  Certificates Not Surrendered.   Until surrendered as contemplated
               ----------------------------
by Section 1.8(c) above, each Certificate shall be deemed at any time after the Effective Date to represent the right to receive on such surrender the number of shares of Primenet Stock to which the holder thereof is entitled pursuant to
Section 1.6 hereof and the Merger Agreement.

          (e)  Transfers of Ownership. If any certificate for shares of Primenet
               ----------------------
Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer, that the person requesting such exchange will have paid to Primenet or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Primenet Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Primenet or any agent designated by it that such tax has been paid or is not payable, and that such transfer is in accordance with Federal and state securities laws.

          (f)  No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section 1.8, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Primenet Stock or Company Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      1.9  No Further Ownership Rights in Company Stock.  All shares of Primenet
           --------------------------------------------
Stock issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof and the Merger Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates
           --------------------------------------
evidencing shares of Company Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Primenet Stock, if any, as may be required pursuant to
Section 1.6; provided, however, that Primenet may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver such assurances as Primenet in its sole discretion deems appropriate including, if requested by Primenet, a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Primenet or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.11 Tax Consequences.  It is intended by the parties hereto that the
           ----------------
Merger shall constitute a tax-free reorganization under the provisions of
Section 368(a) of the Tax Code.

      1.12 Taking of Necessary Action; Further Action. If, at any time after the
           ------------------------------------------
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GlobalCenter and Merger Sub, the officers and directors of GlobalCenter, Primenet and Merger Sub are fully authorized in the names of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.


                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF GLOBALCENTER

     Except as set forth in the Schedule of Exceptions to GlobalCenter's representations and warranties attached hereto as Schedule 2, GlobalCenter
                                                  ----------
represents and warrants to Primenet and Merger Sub as follows:

      2.1  Organization and Standing; Articles and Bylaws.  GlobalCenter is a
           ----------------------------------------------
corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. GlobalCenter has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. GlobalCenter has furnished Primenet and Merger Sub with copies of its Certificate of Incorporation and Bylaws, each as amended to date. Said copies are true, correct and complete and contain all amendments through the Closing Date.

      2.2  Corporate Power.  GlobalCenter will have at the Closing Date all
           ---------------
requisite legal and corporate power and authority to execute and deliver this Agreement and each such other agreement, document or instrument attached as an Exhibit hereto (collectively, the "Other Agreements"), and to carry out and perform its obligations under the terms of this Agreement and Other Agreements.

      2.3  Subsidiaries.  GlobalCenter has no subsidiaries or affiliated
           ------------
companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or other business entity.

      2.4  Capitalization. The authorized capital stock of GlobalCenter consists
           --------------
of (a) 30,000,000 shares of Common Stock, $0.001 par value, 1,399,000 shares of which are issued and outstanding, and (b) 20,000,000 shares of Preferred Stock, $0.001 par value, of which (i) 8,000,000 have been designated Series A Preferred, 7,500,000 shares of which are issued and outstanding, (ii) 7,666,960 shares have been designated Series B Preferred, all of which are issued and outstanding, and (iii) 13,333,332 shares have been designated Series C Preferred, 13,333,332 of which are issued and outstanding prior to the Closing. The Board of Directors of GlobalCenter has granted options to purchase 1,644,100 shares of Common Stock. There are no other options, warrants or other rights to purchase any of GlobalCenter's authorized and unissued capital stock. All issued and outstanding shares of GlobalCenter's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal and state securities law. GlobalCenter is not a party or subject to any agreement or understanding, and, to GlobalCenter's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of GlobalCenter.

      2.5 Authorization.  All corporate action on the part of GlobalCenter
          -------------
necessary for the authorization, execution, delivery and performance of this Agreement and the Other Agreements by GlobalCenter and the performance of all of GlobalCenter's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement and the Other Agreements, when executed and delivered by GlobalCenter, shall constitute valid and binding obligations of GlobalCenter, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

      2.6 No Conflicts.  The execution, delivery and performance of this
          ------------
Agreement and the Other Agreements by GlobalCenter will not breach, cause a default under or otherwise conflict with or give rise to any acceleration or termination of the charter documents of GlobalCenter or any material contract or agreement to which GlobalCenter is a party or by which it is bound or, to GlobalCenter's knowledge, any statute, rule or governmental regulation applicable to GlobalCenter.

      2.7 Title to Properties; Liens and Encumbrances.  GlobalCenter has (i)
          -------------------------------------------
good and marketable title to all of its properties and assets, both real and personal, and (ii) with respect to property it leases and to its knowledge, it holds valid leasehold interests in such property; in each case, subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except in (X) the lien of current taxes not yet due and payable, and (Y) liens and encumbrances which do not in any case or in the aggregate materially detract from the value of the property subject thereto or materially impair GlobalCenter's operations.

      2.8 Patent and Other Proprietary Rights.  GlobalCenter has all franchises,
          -----------------------------------
permits, licenses and other similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of GlobalCenter, and it is not in default in any material respect under any of such franchises, permits, liens or other similar authority. To the best of GlobalCenter's knowledge, GlobalCenter possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights necessary to conduct its business as now being conducted and as planned to be conducted without conflict with or infringement upon any valid rights of others and the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of GlobalCenter, and GlobalCenter has not received any notice of infringement upon or conflict with the asserted rights of others. GlobalCenter has a valuable body of trade secrets, including know-how, concepts, computer programs and other technical data (the "Proprietary Information") for the development, manufacture and sale of its products. To GlobalCenter's knowledge, GlobalCenter has the right to use the Proprietary Information, free and clear of any rights, liens, encumbrances or claims of others, except that the possibility exists that other persons may have independently developed trade secrets or technical information similar or identical to those of GlobalCenter. GlobalCenter has not received any communications alleging that GlobalCenter has violated, or by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Neither the execution nor delivery of this Agreement and the Other Agreements, nor the operation of GlobalCenter's business by the employees of GlobalCenter, nor the conduct of GlobalCenter's business as proposed will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. GlobalCenter does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by GlobalCenter.

      2.9  GlobalCenter Contracts.  GlobalCenter is not party to any contracts
           ----------------------
and agreements with expected receipts or expenditures in excess of $75,000 or involving a license or grant of rights to or from GlobalCenter involving patents, trademarks, copyrights or other proprietary information material to the business of GlobalCenter, to which GlobalCenter is a party as of the date of the Closing. All material contracts and agreements are legally binding, valid, and in full force and effect in all material respects, and there is no indication of reduced activity relating to such contract or agreement (other than in the ordinary course of business) by any of the parties to any such contract or agreement. GlobalCenter has no indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business) which GlobalCenter has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which GlobalCenter has become directly or indirectly liable. Except in the ordinary course of business, GlobalCenter has no material liability or obligation, absolute or contingent, other than liabilities or obligations of less than $25,000 each and in the aggregate less than $75,000, under purchase orders, sales contracts, real property leases, equipment leases or similar obligations. There are no agreements, understandings, instruments, contracts or proposed transactions or judgments, orders, writs, decrees to which GlobalCenter is a party or by which it is bound that involve (i) provisions restricting or affecting the development, manufacture or distribution of GlobalCenter's products or services or (ii) indemnification by GlobalCenter with respect to infringements of proprietary rights, or (iii) which materially adversely affect GlobalCenter's business as now conducted and as proposed to be conducted.

      2.10 Litigation.  There is no action, suit, proceeding or investigation
           ----------
pending against GlobalCenter or any of its properties before any court or governmental agency (nor, to GlobalCenter's knowledge is there any reasonable basis therefore or threat thereof). To GlobalCenter's knowledge, there is no action, suit, proceeding or investigation pending against any of GlobalCenter's employees (nor, to GlobalCenter's knowledge is there any reasonable basis therefore or threat thereof) that involves the prior employment of any of GlobalCenter's employees or former employees or their respective obligations under any agreements with prior employers. GlobalCenter is not a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by GlobalCenter currently pending or that GlobalCenter intends to initiate.

      2.11 Taxes.  All federal, state, local and foreign tax returns required to
           -----
be filed by GlobalCenter have been filed, if not yet filed have been granted extensions of the filing dates which extensions have not expired, and all taxes, assessments, fees and other governmental charges upon GlobalCenter, or upon any of its properties, income or franchises, shown in such returns and on assessments received by GlobalCenter to be due and payable have been paid, or adequate reserves therefor have been established, or if any of such tax returns have not been filed or if any such taxes have not been paid or so reserved, the failure so to file or pay would not in the aggregate constitute a material adverse event. GlobalCenter knows of no proposed additional tax assessment that is not provided for in its financial statements. GlobalCenter has not elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S Corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization), that would have a material adverse effect on the business, properties, prospects or financial condition of GlobalCenter. GlobalCenter has never had a tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. GlobalCenter has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

      2.12 Insurance.  GlobalCenter has fire and casualty insurance policies,
           ---------
with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that are material to GlobalCenter's business as presently conducted. GlobalCenter has in effect insurance covering risks associated with its business in such amounts as are customary in its industry. GlobalCenter is not aware of any pending or threatened claims against GlobalCenter for personal injuries or property damages.

      2.13 Employee Benefit Plans.  GlobalCenter does not have any Employee
           ----------------------
Benefit plan as defined in the Employee Retirement Income Security Act of 1974.

      2.14 Proprietary Information Agreements.  All current employees and
           ----------------------------------
officers of GlobalCenter have entered into proprietary information and assignment agreements in the form previously provided to counsel to Primenet and Merger Sub. GlobalCenter is not aware that any of its employees are in violation thereof, and GlobalCenter will use commercially reasonable efforts to prevent any such violation.

      2.15 Registration Rights.  Except as provided in the Second Amended and
           -------------------
Restated Stockholders' Agreement, GlobalCenter is not under any obligation to register any of its presently outstanding securities.

      2.16 Governmental Consents.  No consent, approval or authorization of
           ---------------------
registrations, qualifications, designation, declaration or filing with, any governmental authority on the part of GlobalCenter is required in connection with the valid execution and delivery of this Agreement or the Other Agreements, or the consummation of any transaction contemplated hereby or thereby.

      2.17 Environmental and Safety Laws.  To GlobalCenter's knowledge,
           -----------------------------
GlobalCenter is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to GlobalCenter's knowledge, no material expenditures are or will be required in order to comply with any of such existing statutes, law, or regulation.

      2.18 Related Party Transactions.  No employee, officer, or director of
           --------------------------
GlobalCenter or member of his or her immediate family is indebted to GlobalCenter, nor is GlobalCenter indebted (or committed to make loans or extend or guarantee credit), to any of them. To GlobalCenter's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which GlobalCenter is affiliated or with which GlobalCenter has a business relationship, or any firm or corporation that competes with GlobalCenter, except that employees, officers or directors of GlobalCenter and members of their immediate families may own stock in publicly traded companies that may compete with GlobalCenter.

      2.19 Broker's and Finders' Fees.  GlobalCenter has not incurred, and will
           --------------------------
not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.20 Compliance with Other Instruments.  GlobalCenter is not in violation
           ---------------------------------
or default of any provision of its Certificate of Incorporation or Bylaws or, to the best of its knowledge, of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or any provision of federal or state statute, rule or regulation applicable to GlobalCenter. The execution, delivery and performance of this Agreement, the Other Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of GlobalCenter or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to GlobalCenter, its business or operations or any of its assets or properties.

      2.21 Disclosure.  GlobalCenter has provided Primenet and Merger Sub the
           ----------
information which such entities have requested in connection with the execution of this Agreement and the Merger. No representation or warranty of GlobalCenter contained in this Agreement, the Other Agreements, or any certificate furnished or to be furnished to Primenet or Merger Sub at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

      2.22 Employees.  GlobalCenter is not aware that any officer or key
           ---------
employee, or that any group of key employees, intends to terminate their employment with GlobalCenter, nor does GlobalCenter have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of GlobalCenter is terminable at the will of GlobalCenter.

      2.23 Financial Statements.  GlobalCenter has delivered to Primenet and
           --------------------
Merger Sub an unaudited balance sheet dated October 31, 1996 (the "Balance Sheet") and an unaudited income statement dated October 31, 1996 (the "Income Statement," and together with the Balance Sheet, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and accurately set out and describe the financial condition of GlobalCenter as of October 31, 1996. Since October 31, 1996, there has not been any material change in the assets or liabilities of GlobalCenter from those reflected in the Financial Statements, except changes in the ordinary course of business which have not been individually or, in the aggregate, materially adverse. In addition, since October 31, 1996, GlobalCenter has not incurred any other material liabilities which, individually or in the aggregate, are material to the financial condition or operating results of GlobalCenter. Except as disclosed in the Balance Sheet, GlobalCenter is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.


                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Except as set forth in the Schedule of Exceptions to the representations and warranties of Primenet and Merger Sub attached hereto as Schedule 3,
                                                             ----------
Primenet and Merger Sub hereby jointly and severally represent and warrant to GlobalCenter as follows:

      3.1  Organization and Standing; Articles and Bylaws. Primenet is a
           ----------------------------------------------
corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. Primenet has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Primenet has furnished GlobalCenter with copies of the Certificate of Incorporation and Bylaws of Primenet, as amended to date. Said copies are true, correct and complete and contain all amendments through the Closing Date.

      3.2 Corporate Power.  Primenet will have at the Closing Date all requisite
          ---------------
legal and corporate power and authority to execute and deliver this Agreement and each such other agreement, document or instrument attached as an Exhibit hereto (collectively, the "Other Agreements"), and to carry out and perform its obligations under the terms of this Agreement and the Other Agreements.

      3.3 Subsidiaries.  Other than Merger Sub, Primenet has no subsidiaries or
          ------------
affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or other business entity. Merger Sub has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or other business entity.

      3.4 Capitalization.  The authorized capital stock of Primenet consists of
          --------------
(a) 20,000,000 shares of Common Stock, $0.001 par value, 3,600,000 shares of which are issued and outstanding, and (b) 1,000,000 shares of Preferred Stock, $0.001 par value, of which (i) 400,000 shares have been designated Series A Preferred, 400,000 shares of which are issued and outstanding. As of the Closing, Primenet will have authorized a sufficient number of shares of Class B Preferred Stock to permit the Merger to occur. The authorized capital stock of Merger Sub consists of (a) 100 shares of Common Stock, $0.001 par value, 100 of which are issued and outstanding prior to the Closing. The Board of Directors of Primenet has approved the grant of warrants and options to purchase 190,750 shares of Common Stock. There are no other options, warrants or other rights to purchase any of Primenet's or Merger Sub's authorized and unissued capital stock. All issued and outstanding shares of Primenet's and Merger Sub's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with applicable federal and state securities law. Neither Primenet nor Merger Sub is a party to nor subject to any agreement or understanding, and, to Primenet's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by a director of Primenet or Merger Sub.

      3.5 Authorization.  All corporate action on the part of Primenet and
          -------------
Merger Sub necessary for the authorization, execution, delivery and performance of this Agreement and the Other Agreements by Primenet and Merger Sub, the authorization, sale, issuance and delivery of the Primenet Common Stock, and the performance of all obligations of Primenet and of Merger Sub hereunder has been taken or will be taken prior to the Closing. This Agreement and the Other Agreements, when executed and delivered by Primenet and Merger Sub, shall constitute valid and binding obligations of Primenet and Merger Sub, enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Primenet Series B Preferred Stock, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and free of any liens or encumbrances; provided, however, that such Shares will be subject to restrictions on transfer under state and/or federal securities laws and may be subject to certain liens by virtue of liens existing on Company Stock prior to the Merger.

      3.6 No Conflicts.  The execution, delivery and performance of this
          ------------
Agreement and the Other Agreements by Primenet or Merger Sub will not breach, cause a default under or otherwise conflict with or give rise to any acceleration or termination of the charter documents of Primenet or Merger Sub or any material contract or agreement to which Primenet or Merger Sub is a party or by which it is bound or, to Primenet's knowledge, any statute, rule or governmental regulation applicable to Primenet or Merger Sub.

      3.7 Offering.  Subject to the accuracy of the representations of
          --------
GlobalCenter in Article II hereof and in written responses to Primenet's inquiries, if any, and the representations of the stockholders of GlobalCenter in the Investment Representation Statements, substantially in the form attached hereto as Exhibit E, the offer, sale and issuance of the Primenet Stock to be issued in conformity with the terms of this Agreement constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and applicable Blue Sky laws.

      3.8 Title to Properties; Liens and Encumbrances.  Each of Primenet and
          -------------------------------------------
Merger Sub has (i) good and marketable title to all of its properties and assets, both real and personal, and (ii) with respect to property it leases and to its knowledge, it holds valid leasehold interests in such property; in each case, subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except in (X) the lien of current taxes not yet due and payable, and (Y) liens and encumbrances which do not in any case or in the aggregate materially detract from the value of the property subject thereto or materially impair the operations of Primenet or Merger Sub.

      3.9 Patent and Other Proprietary Rights.  Each of Primenet and Merger Sub
          -----------------------------------
has all franchises, permits, licenses and other similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of either Primenet or Merger Sub, and it is not in default in any material respect under any of such franchises, permits, liens or other similar authority. To the best of Primenet's knowledge, each of Primenet and Merger Sub possesses all patents, patent rights, trademarks, trademark rights, trade names, trade name rights and copyrights necessary to conduct its respective business as now being conducted and as planned to be conducted without conflict with or infringement upon any valid rights of others and the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of either Primenet or Merger Sub, and Primenet has not received any notice of infringement upon or conflict with the asserted rights of others. Each of Primenet and Merger Sub has a valuable body of trade secrets, including know-how, concepts, computer programs and other technical data (the "Proprietary Information") for the development, manufacture and sale of its products. To Primenet's knowledge, each of Primenet and Merger Sub has the right to use the Proprietary Information, free and clear of any rights, liens, encumbrances or claims of others, except that the possibility exists that other persons may have independently developed trade secrets or technical information similar or identical to those of Primenet or Merger Sub. Neither Primenet nor Merger Sub has received any communications alleging that either Primenet or Merger Sub has violated, or by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Neither the execution nor delivery of this Agreement and the Other Agreements, nor the operation of the business of Primenet or Merger Sub by its respective employees, nor the conduct of the business of Primenet or Merger Sub as proposed will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Each of Primenet and Merger Sub does not believe it is or will be necessary to utilize any inventions of any of its respective employees (or people it currently intends to hire) made prior to their employment by either Primenet, Merger Sub or GlobalCenter.

      3.10 Contracts.  Neither Primenet nor Merger Sub is party to any contracts
           ---------
and agreements with expected receipts or expenditures in excess of $75,000 or involving a license or grant of rights to or from either Primenet or Merger Sub involving patents, trademarks, copyrights or other proprietary information material to the business of either Primenet or Merger Sub, to which either Primenet or Merger Sub is a party as of the date of the Closing. All material contracts and agreements are legally binding, valid, and in full force and effect in all material respects, and there is no indication of reduced activity relating to such contract or agreement (other than in the ordinary course of business) by any of the parties to any such contract or agreement. Neither Primenet nor Merger Sub has indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business) which either Primenet or Merger Sub has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which either Primenet or Merger Sub has become directly or indirectly liable. Except in the ordinary course of business, neither Primenet nor Merger Sub has material liability or obligation, absolute or contingent, other than liabilities or obligations of less than $25,000 each and in the aggregate less than $75,000, under purchase orders, sales contracts, real property leases, equipment leases or similar obligations. There are no agreements, understandings, instruments, contracts or proposed transactions or judgments, orders, writs, decrees to which either Primenet or Merger Sub is a party or by which it is bound that involve (i) provisions restricting or affecting the development, manufacture or distribution of the products or services of either Primenet or Merger Sub or (ii) indemnification by either Primenet or Merger Sub with respect to infringements of proprietary rights, or
(iii) which materially adversely affect the business of either Primenet or Merger Sub as now conducted and as proposed to be conducted.

      3.11 Litigation.  There is no action, suit, proceeding or investigation
           ----------
pending against either Primenet or Merger Sub or any of their respective properties before any court or governmental agency (nor, to Primenet's knowledge is there any reasonable basis therefore or threat thereof). To Primenet's knowledge, there is no action, suit, proceeding or investigation pending against employees of Primenet (nor, to Primenet's knowledge is there any reasonable basis therefore or threat thereof) that involves the prior employment of the employees of Primenet or former employees or their respective obligations under any agreements with prior employers. Neither Primenet nor Merger Sub is a party or subject to the provisions of any order, writ, injunction, judgment, or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding or investigation by either Primenet or Merger Sub currently pending or that either Primenet or Merger Sub intends to initiate.

      3.12 Taxes.  All federal, state, local and foreign tax returns required to
           -----
be filed by each of Primenet and Merger Sub have been filed, if not yet filed have been granted extensions of the filing dates which extensions have not expired, and all taxes, assessments, fees and other governmental charges upon each of Primenet and Merger Sub, or upon any of its respective properties, income or franchises, shown in such returns and on assessments received by each of Primenet and Merger Sub to be due and payable have been paid, or adequate reserves therefor have been established, or if any of such tax returns have not been filed or if any such taxes have not been paid or so reserved, the failure so to file or pay would not in the aggregate constitute a material adverse event. Primenet knows of no proposed additional tax assessment that is not provided for in its financial statements. Neither Primenet nor Merger Sub has elected pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), to be treated as an S Corporation or a collapsible corporation pursuant to
Section 341(f) or Section 1362(a) of the Code, nor has either Primenet or Merger Sub made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization), that would have a material adverse effect on the business, properties, prospects or financial condition of either Primenet or Merger Sub. Neither Primenet nor Merger Sub has ever had a tax deficiency proposed or assessed against it and neither has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Primenet has withheld or collected from each payment made to its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

      3.13 Insurance.  Each of Primenet and Merger Sub has fire and casualty
           ---------
insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that are material to each of its respective businesses as presently conducted. Each of Primenet and Merger Sub has in effect insurance covering risks associated with its business in such amounts as are customary in its industry. Neither Primenet nor Merger Sub is aware of any pending or threatened claims against it for personal injuries or property damages.

      3.14 Employee Benefit Plans.  Neither Primenet nor Merger Sub has any
           ----------------------
Employee Benefit plan as defined in the Employee Retirement Income Security Act of 1974.

      3.15 Proprietary Information Agreements.  All current employees and
           ----------------------------------
officers of Primenet have entered into proprietary information and assignment agreements in the form previously provided to counsel to GlobalCenter. Primenet is not aware that any of its employees are in violation thereof, and Primenet will use commercially reasonable efforts to prevent any such violation.

      3.16 Registration Rights.  Except as provided in Primenet's Certificate of
           -------------------
Designations for the Series A Preferred and the Private Placement Agreement dated October 11, 1996 between Primenet and Fox & Company, Inc., Primenet is not under any obligation to register any of its presently outstanding securities.

      3.17 Governmental Consents.  No consent, approval or authorization of
           ---------------------
registrations, qualifications, designation, declaration or filing with, any governmental authority on the part of either Primenet or Merger Sub is required in connection with the valid execution and delivery of this Agreement or the Other Agreements, or the offer, sale or issuance of Primenet Common Stock or Primenet Series B Preferred Stock, or the consummation of any transaction contemplated hereby, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of Primenet Common Stock and Primenet Series B Preferred Stock under the California Corporate Securities Law of 1968, as amended, and other applicable Blue Sky laws.

      3.18 Environmental and Safety Laws.  To Primenet's knowledge, neither
           -----------------------------
Primenet nor Merger Sub is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to Primenet's knowledge, no material expenditures are or will be required in order to comply with any of such existing statutes, law, or regulation.

      3.19 Related Party Transactions.  No employee, officer, or director of
           --------------------------
either Primenet or Merger Sub or member of his or her immediate family is indebted to either Primenet or Merger Sub, nor is either Primenet or Merger Sub indebted (or committed to make loans or extend or guarantee credit), to any of them. To Primenet's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which either Primenet or Merger Sub is affiliated or with which either Primenet or Merger Sub has a business relationship, or any firm or corporation that competes with either Primenet or Merger Sub, except that employees, officers or directors of both Primenet and Merger Sub and members of their immediate families may own stock in publicly traded companies that may compete with Primenet and Merger Sub.

      3.20 Broker's and Finders' Fees.  Neither Primenet nor Merger Sub has
           --------------------------
incurred, and neither will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.21 Compliance with Other Instruments. Neither Primenet nor Merger Sub is
           ---------------------------------
in violation or default of any provision of the respective Certificates of Incorporation and Bylaws of each of Primenet and Merger Sub nor, to the best of Primenet's knowledge, of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or any provision of federal or state statute, rule or regulation applicable to either Primenet or Merger Sub. The execution, delivery and performance of this Agreement, the Other Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of either Primenet or Merger Sub or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to either Primenet or Merger Sub, their respective businesses or operations or any of the assets or properties of Primenet or Merger Sub.

      3.22 Disclosure.  Primenet has provided GlobalCenter the information which
           ----------
it has requested in connection with the execution of this Agreement and the Merger. No representation or warranty of either Primenet or Merger Sub contained in this Agreement, the Other Agreements, or any certificate furnished or to be furnished to GlobalCenter at the Closing (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

      3.23 Employees. Primenet is not aware that any officer or key employee, or
           ---------
that any group of key employees, intends to terminate their employment with Primenet, nor does Primenet have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of Primenet is terminable at the will of Primenet.

      3.24 Financial Statements.  Primenet has delivered to GlobalCenter an
           --------------------
unaudited balance sheet dated September 30, 1996 (the "Balance Sheet") and an unaudited income statement dated September 30, 1996 (the "Income Statement," and together with the Balance Sheet, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and accurately set out and describe the financial condition of Primenet as of September 30, 1996. Since September 30, 1996, there has not been any material change in the assets or liabilities of Primenet from those reflected in the Financial Statements, except changes in the ordinary course of business which have not been individually or, in the aggregate, materially adverse. In addition, since September 30, 1996, Primenet has not incurred any other material liabilities which, individually or in the aggregate, are material to the financial condition or operating results of Primenet. Except as disclosed in the Balance Sheet, Primenet is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.


                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business of GlobalCenter.  During the period from the date
          -----------------------------------
of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, GlobalCenter agrees (except to the extent that Primenet shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact GlobalCenter's present business organizations, keep available the services of its present officers and key employees (other than those employees terminated with the permission of Primenet) and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that GlobalCenter's goodwill and ongoing businesses shall be unimpaired at the Effective Time. GlobalCenter shall promptly notify Primenet of any event or occurrence or emergency not in the ordinary course of business of GlobalCenter, and any event which could reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement, GlobalCenter shall not, without the prior written consent of Primenet:

          (a) Except pursuant to existing contractual provisions of options outstanding on the date hereof, accelerate, amend or change the period of exercisability of options or restricted stock granted under the employee stock plans of GlobalCenter or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Enter into any commitment or transaction not in the ordinary course of business (i) to be performed over a period longer than six months in duration, or (ii) to purchase fixed assets for a purchase price in excess of $50,000;

          (c) Grant any severance or termination pay (i) to any director; or
(ii) to any employee except (A) payments made pursuant to written agreements outstanding on the date hereof (all of which have been provided to Primenet) or
(B) in the case of employees who are not officers, grants which are made in the ordinary course of business in accordance with GlobalCenter's standard past practices;

          (d) Except for licenses granted to end-users, OEM's or distributors pursuant to GlobalCenter's standard license agreements, transfer to any person or entity any GlobalCenter Proprietary Information;

          (e) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other rights of any type or scope with respect to any products of GlobalCenter;

          (f) Violate, amend or otherwise modify the terms of any of the contracts, agreements or instruments set forth or required to be set forth in GlobalCenter's Schedule of Exceptions.

          (g)  Commence any litigation;

          (h) Declare or pay any dividends on or make any other distribution (whether in cash, stock or property) in respect of any Company Stock, or split, combine or reclassify any Company Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Company Stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at cost in connection with any termination of service to GlobalCenter;

          (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other securities other than options or warrants or securities deliverable upon the exercise thereof as described in Section 2.4 above;

          (j) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of GlobalCenter;

          (l) Sell, lease, license or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the business of GlobalCenter, except in the ordinary course of business;

          (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of GlobalCenter or guarantee any debt securities of others;

          (n) Adopt or amend any employee benefit plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of any employee other than as reflected on GlobalCenter's Disclosure Schedule;

          (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (p) Pay, discharge or satisfy in an amount in excess of $50,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in GlobalCenter Balance Sheet;

          (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

          (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any action which would make any of the representations or warranties or covenants of GlobalCenter contained in this Agreement materially untrue or incorrect.

      4.2 No Solicitation by GlobalCenter.  Prior to the Effective Time,
          -------------------------------
GlobalCenter will not (nor will GlobalCenter permit any of GlobalCenter's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Primenet and its designees:

          (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any substantial part of GlobalCenter's business and properties or capital stock whether by merger, purchase of assets, tender offer or otherwise;

          (b) except as required by law and except for disclosures made to others in the ordinary course of business, disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning GlobalCenter's business and properties or afford to any person or entity access to its properties, books or records; or

          (c) assist or cooperate with any person to make any proposal to purchase all or any part of GlobalCenter's capital stock or assets, other than licensing of software in the ordinary course of business.

     In the event GlobalCenter shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, such party shall immediately inform Primenet as to any such offer or proposal and will cooperate with Primenet by furnishing to Primenet any information Primenet may reasonably request.

      4.3 Conduct of Business of Primenet and Merger Sub.  During the period
          ----------------------------------------------
from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Primenet and Merger Sub agrees (except to the extent that GlobalCenter shall otherwise consent in writing), to carry on its respective business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact each of their respective present business organizations, keep available the services of its respective present officers and key employees (other than those key employees terminated with the permission of GlobalCenter) and preserve its respective relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that each of Primenet's and Merger Sub's goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of Primenet and Merger Sub shall promptly notify GlobalCenter of any event or occurrence or emergency not in the ordinary course of its respective business and any event which could reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement, neither Primenet nor Merger Sub shall, without the prior written consent of GlobalCenter:

          (a) Except pursuant to existing contractual provisions of options outstanding on the date hereof, accelerate, amend or change the period of exercisability of options or restricted stock granted under the employee stock plans of Primenet or Merger Sub or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Enter into any commitment or transaction not in the ordinary course of business (i) to be performed over a period longer than six months in duration, or (ii) to purchase fixed assets for a purchase price in excess of $50,000;

          (c) Grant any severance or termination pay (i) to any director; or
(ii) to any employee except (A) payments made pursuant to written agreements outstanding on the date hereof (all of which have been provided to GlobalCenter) or (B) in the case of employees who are not officers, grants which are made in the ordinary course of business in accordance with the standard past practices of Primenet or Merger Sub;

          (d) Except for licenses granted to end-users, OEM's or distributors pursuant to the standard license agreements of Primenet or Merger Sub, transfer to any person or entity any Proprietary Information of Primenet or Merger Sub;

          (e) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other rights of any type or scope with respect to any products of Primenet or Merger Sub;

          (f) Violate, amend or otherwise modify the terms of any of the contracts, agreements or instruments set forth or required to be set forth in the Schedule of Exceptions of Primenet and Merger Sub;

          (g)  Commence any litigation;

          (h) Declare or pay any dividends on or make any other distribution (whether in cash, stock or property) in respect of any Primenet Stock, or split, combine or reclassify any Primenet Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Primenet Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of Primenet Stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at cost in connection with any termination of service to Primenet;

          (i) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Primenet Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other securities other than options or warrants or securities deliverable upon the exercise thereof and described in Section 3.4 above;

          (j) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

          (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of Primenet or Merger Sub;

          (l) Sell, lease, license or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to the business of Primenet or Merger Sub, except in the ordinary course of business;

          (m) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of Primenet or Merger Sub or guarantee any debt securities of others;

          (n) Adopt or amend any employee benefit plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of any employee other than as reflected on the Schedule of Exceptions of Primenet or Merger Sub;

          (o) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (p) Pay, discharge or satisfy in an amount in excess of $50,000 in any one case any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Balance Sheet of Primenet;

          (q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

          (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.3(a) through (q) above, or any action which would make any of the representations or warranties or covenants of Primenet or Merger Sub contained in this Agreement materially untrue or incorrect.


      4.4 No Solicitation by Primenet.  Prior to the Effective Time, Primenet
          ---------------------------
will not (nor will Primenet permit any of Primenet's officers, directors, stockholders, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than GlobalCenter and its designees:

          (a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all or any substantial part of Primenet's business and properties or capital stock whether by merger, purchase of assets, tender offer or otherwise;

          (b) except as required by law and except for disclosures made to others in the ordinary course of business, disclose any information not customarily disclosed to any person other than its attorneys or financial advisors concerning Primenet's business and properties or afford to any person or entity access to its properties, books or records; or

          (c) assist or cooperate with any person to make any proposal to purchase all or any part of Primenet's capital stock or assets, other than licensing of software in the ordinary course of business.

     In the event Primenet shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, such party shall immediately inform GlobalCenter as to any such offer or proposal and will cooperate with GlobalCenter by furnishing to GlobalCenter any information GlobalCenter may reasonably request.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

      5.1 Meeting of GlobalCenter Stockholders.
          ------------------------------------

          (a) GlobalCenter shall promptly after the date hereof take all action necessary in accordance with the laws of the State of Delaware and its Certificate of Incorporation and Bylaws to convene a meeting of GlobalCenter's shareholders (the "Company Stockholders' Meeting") to approve this Agreement and the Merger Agreement in the form attached hereto as Exhibit A or to effect an
                                                    ---------
action by written consent without a meeting. GlobalCenter shall consult with Primenet and use all reasonable efforts to hold GlobalCenter Stockholder's Meeting on a day acceptable to Primenet and shall not postpone or adjourn (other than postponement for the absence of a quorum) GlobalCenter Stockholders' Meeting without the consent of Primenet. GlobalCenter shall use its best efforts to solicit from stockholders of GlobalCenter proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the laws of the State of Delaware to effect the Merger.

          (b) Primenet shall promptly after the date hereof take all action necessary in accordance with the laws of the State of Delaware and its Certificate of Incorporation and Bylaws to convene a meeting of Primenet's stockholders (the "Primenet Stockholders' Meeting") or to effect an action by written consent without a meeting, to approve, among other things, this Agreement, the Merger Agreement in the form attached hereto as Exhibit A and the
                                                               ---------
Certificate of Designations, Preferences and Rights of Series B Convertible Stock of Primenet in the form attached hereto as Exhibit D. Primenet shall
                                                 ---------
consult with GlobalCenter and use all reasonable efforts to hold the Primenet Stockholders' Meeting on a day acceptable to GlobalCenter and shall not postpone or adjourn (other than postponement for the absence of a quorum) the Primenet Stockholders' Meeting without the consent of GlobalCenter. Primenet shall use its best efforts to secure the vote or consent of stockholders required by laws of the State of Delaware to effect the Merger.

      5.2 Access to Information.  Each party hereto shall afford each other
          ---------------------
party hereto and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its respective properties, books, contracts, commitments and records, and (b) all other information concerning its respective business, properties and personnel as each other party may reasonably request. Each party hereto agrees to provide to each other party hereto and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

      5.3 Expenses.  Whether or not the Merger is consummated, all expenses
          --------
incurred in connection with the Merger and this Agreement ("Expenses") shall be the obligation of the party incurring such expenses.

      5.4 Public Disclosure.  Prior to the Effective Time, no disclosure
          -----------------
(whether or not in response to an inquiry) of the existence or any subject matter of this Agreement shall be made by any party hereto unless approved by Primenet and GlobalCenter prior to release.

      5.5 Consents.  Each of Primenet and GlobalCenter shall promptly apply for
          --------
or otherwise seek, and use its best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, and GlobalCenter shall use its best efforts to obtain all consents, waivers and approvals under any of GlobalCenter's material agreements, contracts, licenses or leases in order to preserve the benefits thereunder for the Surviving Corporation and otherwise in connection with the Merger; GlobalCenter represents and warrants that all of such consents and approvals with respect to GlobalCenter are set forth in Schedule 5.5-1, and Primenet and Merger Sub
                              --------------
jointly and severally represent and warrant that all of such consents and approvals with respect to Primenet or Merger Sub are set forth in
Schedule 5.5-2.
--------------

      5.6 Legal Requirements.  Each of Primenet, Merger Sub and GlobalCenter
          ------------------
will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

      5.7 Blue Sky Laws.  Primenet shall use its best efforts to comply with the
          -------------
securities and Blue Sky laws of all jurisdictions that are applicable to the issuance of Primenet Stock pursuant hereto. GlobalCenter shall use its best efforts to assist Primenet as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the issuance of Primenet Stock pursuant hereto.

      5.8 Best Efforts; Additional Documents and Further Assurances.  Each of
          ---------------------------------------------------------
the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

      5.9 Stock Options.
          -------------

          (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under GlobalCenter's 1996 Stock Option Plan, whether vested or unvested, shall be, in connection with the Merger, assumed by Primenet under Primenet's 1995 Stock Option Plan, as amended. Each Company Option so assumed by Primenet under this Agreement shall continue to have, and be subject to, substantially the same terms and conditions set forth in GlobalCenter's 1996 Stock Option Plan and as provided in the respective option agreements immediately prior to the Effective Time, except that (i) such Company Option shall be exercisable for that number of whole shares of Primenet Common Stock equal to the product of (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (B) the Common Stock Conversion Ratio, and (ii) the per share exercise price for the shares of Primenet Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (B) the Common Stock Conversion Ratio, rounded up to the nearest whole cent, all in accordance with the rules of Section 424(a) of the Tax Code, and the regulations promulgated thereunder, and such rules shall apply even with respect to options that are not "incentive stock options" within the meaning of Section 424 of the Tax Code.

           (b) It is the intention of the parties that GlobalCenter Options that are incentive stock options as defined in Section 422 of the Tax Code assumed by Primenet qualify following the Effective Time as incentive stock options as defined in Section 422 of the Tax Code.

      5.10 FIRPTA Compliance.  GlobalCenter will provide the notification to the
           -----------------
Internal Revenue Service required pursuant to Treasury Regulation Section 1.897-2(h)(2).

      5.11 Indemnification. Each of GlobalCenter and Primenet agree to indemnify
           ---------------
and hold the other party harmless from all damages, losses or expenses, including, without limitation, interest and penalties, reasonable attorneys fees and expenses, suffered or paid, directly or indirectly, as a result of or arising out of:

           (a) the failure of any representation or warranty by such indemnifying party made in this Agreement and the Other Agreements to be true and correct in all respects as of the date of this Agreement and as of the Effective Date, or

           (b) any breach or nonfulfillment of any agreement made by such indemnifying party pursuant hereto.


                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

      6.1  Conditions to Obligations of Each Party to Effect the Merger.  The
           ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

           (a) Stockholder Approval.  This Agreement, the Merger and other
               --------------------
transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of GlobalCenter, Primenet and Merger Sub.

           (b)  No Injunctions or Restraints; Illegality.  No temporary
                ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

           (c) Tax Opinions.  GlobalCenter shall have received a written opinion
               ------------
from Wilson Sonsini Goodrich & Rosati, counsel to GlobalCenter, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and Primenet shall have received a written opinion from O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, counsel to Primenet, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may rely on (and to the extent reasonably required, the parties and their respective stockholders shall make) reasonable representations related thereto.

          (d) State Securities Laws.  Primenet shall have obtained all necessary
              ---------------------
securities law permits and qualifications, or secured an exemption therefrom, required by any state for the consummation of the Merger and the delivery of Primenet Stock in connection therewith. In securing any required permits, qualifications or exemptions therefrom, Primenet may rely on the representations made by GlobalCenter stockholders in the Investment Representation Statement attached hereto as Exhibit E.
                   ---------

          (e) Board Membership.  The individuals listed on Schedule 1.5 hereto
              ----------------                             ------------
shall have been elected to the Board of Directors of Primenet.

          (f) Primenet Approval of Series B Preferred Stock.  The Certificate of
              ---------------------------------------------
Designations, Preferences and Rights of Series B Convertible Preferred Stock of Primenet in the form attached hereto as Exhibit D shall have been approved by
                                        ---------
the Board of Directors of Primenet.

          (g) Amendment of Certificate of Incorporation of Primenet.  The
              -----------------------------------------------------
Certificate of Incorporation of Primenet shall have been amended to permit the issuance of the Series B Convertible Preferred Stock of Primenet in connection with this Agreement, the Merger, and the other transactions contemplated hereby.

          6.2 Additional Conditions to Obligations of GlobalCenter.  The
              ----------------------------------------------------
obligations of GlobalCenter to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by GlobalCenter:

          (a) Representations, Warranties and Covenants.  The representations
              -----------------------------------------
and warranties of Primenet and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, and each of Primenet and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificate of Primenet.  GlobalCenter shall have been provided
              -----------------------
with a certificate executed on behalf of Primenet by its President and its Chief Financial Officer or Treasurer to the effect that, as of the Effective Time (i) all representations and warranties made by Primenet and Merger Sub under this Agreement are true and correct in all material respects; and (ii) all covenants, obligations and conditions of this Agreement to be performed by Primenet and Merger Sub on or before such date have been so performed in all material respects.

          (c) Third Party Consents.  Any and all consents, waivers and approvals
              --------------------
required from third parties relating to contracts and agreements of Primenet or Merger Sub so that the Merger and other transactions contemplated hereby do not adversely affect the rights of, and benefits to, the Surviving

Corporation thereunder (including, without limitation, all consents, waivers and approvals set out on Schedule 5.5 hereto) shall have been obtained.
                     ------------

          (d) Satisfactory Form of Legal Matters.  The form, scope and substance
              ----------------------------------
of all legal matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to counsel to GlobalCenter.

          (e) Legal Opinion.  GlobalCenter shall have received a legal opinion
              -------------
from O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, counsel to Primenet and Merger Sub, in form and substance reasonably satisfactory to GlobalCenter and its counsel.

          (f) No Dissenters.  Holders of no more than 10% of the outstanding
              -------------
Common Stock of Primenet or Merger Sub (with Primenet Preferred Stock treated on an as-if-converted into Primenet Common Stock basis) shall have exercised, nor shall they continue to have the right to exercise, appraisal rights with respect to the transactions contemplated by this Agreement.

          (g) Resignation of Directors and Officers of Primenet.  The current
              -------------------------------------------------
members of the Board of Directors of Primenet not listed on Schedule 1.5 hereto
                                                            ------------
shall have resigned their respective positions as directors and officers of Primenet as of the Closing.

      6.3 Additional Conditions to the Obligations of Primenet and Merger Sub.
          -------------------------------------------------------------------
The obligations of Primenet and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Primenet:

          (a) Representations, Warranties and Covenants.  The representations
              -----------------------------------------
and warranties of GlobalCenter in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, and GlobalCenter shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

          (b) Certificate of GlobalCenter.  Primenet shall have been provided
              ---------------------------
with a certificate executed on behalf of GlobalCenter by its President and Chief Financial Officer to the effect that, as of the Effective Time (i) all representations and warranties made by GlobalCenter under this Agreement are true and complete in all material respects; and (ii) all covenants, obligations and conditions of this Agreement to be performed by GlobalCenter on or before such date have been so performed in all material respects.

          (c) Third Party Consents.  Any and all consents, waivers and approvals
              --------------------
required from third parties relating to the contracts and agreements of GlobalCenter so that the Merger and other transactions contemplated hereby do not adversely affect the rights of, and benefits to, the Surviving Corporation thereunder (including, without limitation, all consents, waivers and approvals set out on Schedule 5.5) shall have been obtained.
           ------------

          (d) Satisfactory Form of Legal Matters.  The form, scope and substance
              ----------------------------------
of all legal matters contemplated hereby and all closing documents and other papers delivered hereunder shall be reasonably acceptable to Primenet's counsel.

          (e) Legal Opinion.  Primenet shall have received a legal opinion from
              -------------
Wilson Sonsini Goodrich & Rosati, counsel to GlobalCenter, in form and substance reasonably satisfactory to Primenet and its counsel.

          (f) No Dissenters.  Holders of no more than 10% of the outstanding
              -------------
Company Common Stock (with Company Preferred Stock treated on an as-if-converted into Company Common Stock basis) shall have exercised, nor shall they continue to have the right to exercise, appraisal rights with respect to the transactions contemplated by this Agreement provided, however, that the allowable percentage of dissenting shares shall be reduced to the extent necessary to ensure that the former shareholders of GlobalCenter exchange in the Merger, for shares of Primenet Common Stock, (and not for cash), an amount of Company Common Stock which constitutes control of GlobalCenter (within the meaning of Section 368(C) of the Tax Code).

          (g) Investment Representation Statements.  All shareholders of
              ------------------------------------
GlobalCenter who are to receive any shares of Primenet Stock in connection with the Merger shall have executed and delivered to Primenet Investment Representation Statements providing for certain representations and agreements and agreeing to be bound by certain terms of this Agreement in connection with resales of Primenet Stock.

          (h) Resignation of Directors and Officers of GlobalCenter.  The
              -----------------------------------------------------
current members of the Board of Directors of GlobalCenter not listed on Schedule
                                                                        --------
1.5 hereto shall have resigned their respective positions as directors and
---
officers of GlobalCenter as of the Closing.

          (i) FIRPTA Compliance.  At the Closing, GlobalCenter shall have
              -----------------
delivered to Primenet a properly executed statement conforming to the requirements of Treasury Regulation Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3).

          (j) Letter Agreement.  Primenet shall have entered into a letter
              ----------------
agreement reasonably satisfactory to Primenet relating to voting of directors.

          (k) Employment Agreements.  Merger Sub shall enter into employment
              ---------------------
agreements with Nathan Raciborski and Allan Kaplan.


                                  ARTICLE VII
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                       TERMINATION, AMENDMENT AND WAIVER

      7.1 Survival of Representations and Warranties.  All covenants to be
          ------------------------------------------
performed prior to the Effective Time, representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

      7.2 Termination.  This Agreement may be terminated and the Merger
          -----------
abandoned at any time prior to the Effective Time:

          (a) by mutual consent of GlobalCenter and Primenet;

          (b) by Primenet if it is not in material breach of its obligations under this Agreement, and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of GlobalCenter and such breach has not been cured within 15 days after notice to GlobalCenter.

          (c) by GlobalCenter if it is not in material breach of its respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agree ment contained in this Agreement on the part of Primenet or Merger Sub and such breach has not been cured within 15 days after notice to Primenet;

          (d) by any party hereto if: (i) the Closing has not occurred by February 28, 1997, (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or (iv) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would (A) prohibit Primenet's or GlobalCenter's ownership or operation of all or a material portion of the business of GlobalCenter, or compel Primenet or GlobalCenter to dispose of or hold separate all or a material portion of the business or assets of GlobalCenter or Primenet as a result of the Merger or (B) render Primenet, Merger Sub or GlobalCenter unable to consummate the Merger, except for any waiting period provisions.

     Where action is taken to terminate this Agreement pursuant to this Section 7.2, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

      7.3 Effect of Termination.  In the event of termination of this Agreement
          ---------------------
as provided in Section 7.2, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Primenet, Merger Sub or GlobalCenter or their respective officers, directors or shareholders, except if such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      7.4 Amendment.  This Agreement may be amended by the parties hereto at any
          ---------
time before or after approval of matters presented in connection with the Merger by the stockholders of those parties required by applicable law to so approve but, after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders of a party without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.5 Extension; Waiver.  At any time prior to the Effective Time, any party
          -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      7.6 Break-Up Fee.  In the event that either party shall elect to terminate
          ------------
this Agreement and not to proceed with the Merger and the non-terminating party shall have fulfilled (prior to such termination) all of its obligations (or has tendered such fulfillment) required to be fulfilled or complied with at such time, then the terminating party shall pay to such non-terminating party one hundred thousand dollars ($100,000).


                                  ARTICLE VII
                               GENERAL PROVISIONS

      8.1 Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Primenet or Merger Sub, to:

               Primenet Services for the Internet, Inc.
               1224 East Washington Street
               Phoenix, Arizona  85034
               Attention:  Chief Executive Officer
               Fax: (602) 416-6111

               with a copy to:

               O'Connor, Cavanagh, Anderson, Killingsworth & Beshears One East Camelback Road, Suite 1100
               Phoenix, Arizona  85012-1656
               Attention:  Robert S. Kant
               Fax: (602) 263-2900

          (b)  if to GlobalCenter, to:

               GlobalCenter, Inc.
               1154 East Arques Avenue
               Sunnyvale, California  94086
               Attention:  Chief Executive Officer
               Fax: (404) 328-4806

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, California  94304
               Attention:  Alan K. Austin
               Fax: (415) 493-6811

      8.2 Interpretation.  When a reference is made in this Agreement to
          --------------
Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, the phrase "to the best of [a party's] knowledge," "to [a party's] knowledge," "[a party] is not aware," and similar phrases shall mean the knowledge of such party and of the officers and directors of such party after careful consideration of the matters set forth in the representation that is so qualified and a diligent review of all files, documents, agreements and other materials in such person's possession or subject to his or her control. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.3 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.4 Miscellaneous.  This Agreement, the Exhibits hereto and the documents,
          -------------
instruments and other agreements among the respective parties to each thereof
(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any person other than the respective parties hereto and to each thereof any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

      8.5 Governing Law.  This Agreement shall be governed in all respects,
          -------------
including validity, interpretation and effect, by the laws of the State of Delaware.

      8.6 Attorneys' Fees.  If any party to this Agreement brings an action
          ---------------
against another party to this Agreement to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.


                  [Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, Primenet, Merger Sub and GlobalCenter have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


                                    PRIMENET SERVICES FOR THE
                                    INTERNET, INC.


                                    By:  /s/ Nathan Raciborski
                                        -----------------------------------

                                    Title:  President
                                           --------------------------------

                                    PRIMENET ACQUISITION CORPORATION


                                    By:  /s/ Nathan Raciborski
                                        -----------------------------------

                                    Title:
                                           --------------------------------

                                    GLOBALCENTER, INC.


                                    By:  /s/ Douglas T. Hickey
                                        -----------------------------------

                                    Title:     CEO
                                           --------------------------------


           [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]